SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C 20549

                                FORM 8-K

                             CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


  Date of report  (Date of earliest event reported):  December 22, 2003


Commission file number__________________0-10976_________________________________


______________________Microwave Filter Company, Inc_____________________________
           (Exact name of registrant as specified in its charter)


__________New York__________________________16-0928443__________________________
(State or other jurisdiction of incorporation or organization)
                                            (I.R.S. Employer Identification No.)


_____6743 Kinne Street,  East Syracuse, NY________13057_________________________
(Address of principal executive offices)          (Zip code)


Registrant's telephone number including area code____(315) 438-4700_____________



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Item 5.  Other Events.

Net sales decreased $2,192,212 or 30.2% to $5,059,520 for the fiscal year ended September 30, 2003 when compared to net sales of $7,251,732 for the fiscal year ended September 30, 2002. The decrease in sales can primarily be attributed to the decrease in the sales of the Company's standard Cable/Satellite TV product sales, which management attributes to the decrease in demand for the Company's standard filters which suppress strong out-of-band interference caused by military and civilian radar systems. Last year, the Company saw an increase in demand for the Company's filters which suppress strong out-of-band interference caused by military and civilian radar systems, primarily due to the increased security measures that were taken as a result of the September 11th terrorist attacks. That demand decreased during fiscal 2003 resulting in the lower sales and due to the current economic climate, MFC has not seen a significant increase in sales in other product areas.

Net income decreased $716,687 to a net loss of $282,400, or $.10 per share, for the fiscal year ended September 30, 2003 when compared to net income of $434,287, or $.15 per share, for the fiscal year ended September 30, 2002. The decrease in net income can primarily be attributed to the decrease in sales.

Microwave Filter Company, Inc. manufactures electronic filters for eliminating interference and signal processing for such markets as Cable Television, Broadcast, Mobile Communications, Avionics, Radar, Navigation and Defense Electronics. Its subsidiary, Niagara Scientific, Inc., manufactures industrial automation equipment.

The Company's stock is traded on the NASDAQ over-the-counter market under the symbol MFCO.

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                               SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           Microwave Filter Company, Inc.
                                                   (Registrant)


Date: December 22, 2003                    By:  /s/ Richard L. Jones

                                                Name: Richard L. Jones
                                                Title: Chief Financial Officer



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